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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) June 2, 2003

E. I. du Pont de Nemours and Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-815	51-0014090
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street
Wilmington, Delaware 19898
(Address of principal executive offices)

Registrant's telephone number, including area code: (302) 774-1000

Item 5.    Other Events and Regulation FD Disclosure

The Registrant files, pursuant to Regulation FD and in connection with Debt and/or Equity

Securities that may be offered on a delayed or continuous basis under Registration Statements on Form S-3 (No. 33-53327, No. 33-60069 and No. 333-86363), the following news release dated June 2, 2003, entitled "DuPont Announces Increase in Offer to $21.75 Indicates Final Offer."

June 2, 2003	Contact:	G. Irvin Lipp
WILMINGTON, Del.		302-774-7447
g-irvin.lipp-1@usa.dupont.com

DUPONT ANNOUNCES INCREASE IN OFFER TO $21.75
INDICATES FINAL OFFER

WILMINGTON, Del., June 2, 2003 -- DuPont announced today that DCI Acquisition Inc., had increased its offer from Cdn. $21.00 to Cdn. $21.75 per common share in cash for all the class A common shares, Series 1 of DuPont Canada not owned by DuPont or its affiliates. In connection with the increase in the offer price, the offer period has been extended to Monday, June 16, at 10:00 p.m. (Toronto time). DuPont indicated the offer was final, and that the offer period would not be further extended.

A formal Notice of Extension and Variation of the DuPont offer is expected to be mailed to

DuPont Canada's shareholders on June 3, 2003.

"Our previous (Cdn.) $21.00 offer to the minority shareholders received the unanimous support of the independent directors comprising the Special Committee of DuPont Canada's board, and was deemed fair from a financial point of view by the Special Committee's financial advisor," said John P. Jessup, DuPont vice president and treasurer. "Our revised offer of (Cdn.) $21.75 represents a meaningful increase to what was already a full and fair offer."

On May 24, 2003, DuPont announced it had extended its offer to Monday, June 9, 2003, and reduced the minimum condition from 90 percent to 50.1 percent of the outstanding shares not already held by DuPont and its affiliates. Approximately 23 percent of the shares not already held by DuPont and its affiliates were tendered pursuant to the offer as of the initial expiry time.

As previously announced, DuPont plans to separate DuPont Textiles & Interiors (DTI) by the end of 2003, market conditions permitting. DuPont reaffirmed, as stated in the offering circular, that if this offer is unsuccessful DuPont intends to transfer its current share ownership interest in DuPont Canada to DuPont Textiles & Interiors. This transfer is expected to occur prior to any separation of DTI, regardless of the form of separation.

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"The (Cdn.) $21.75 offer is final, and the expiration date of Monday, June 16, will not be extended further," said Jessup. "We believe that the best decision for all shareholders is to take advantage of this increased offer. Whatever the outcome of the tender offer, we will proceed with our previously announced separation of DTI on the current timetable."

DuPont Canada Inc. is a diversified science company that serves customers across Canada and in more than 40 other countries. Headquartered in Mississauga, Ontario, the company serves global markets through offices and/or operations in Canada, the United States, Mexico, France, the United Kingdom and India. The company has 4,000 employees. For more information about DuPont Canada, please visit the company's website at http://www.ca.dupont.com.

DuPont is a science company. Founded in 1802, DuPont puts science to work by solving problems and creating solutions that make people's lives better, safer and easier. Operating in more than 70 countries, the company offers a wide range of products and services to markets including agriculture, nutrition, electronics, communications, safety and protection, home and construction, transportation and apparel.

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6/2/03

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E. I. DU PONT DE NEMOURS AND COMPANY
(Registrant)

/s/ D. B. Smith
D. B. Smith
Vice President and Controller

June 3, 2003

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